UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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APARTMENT INVESTMENT AND MANAGEMENT COMPANY
(Name of Registrant as Specified in Its Charter)

LAND & BUILDINGS CAPITAL GROWTH FUND, LP

L & B REAL ESTATE OPPORTUNITY FUND, LP

L&B OPPORTUNITY FUND, LLC

LAND & BUILDINGS GP LP

LAND & BUILDINGS INVESTMENT MANAGEMENT, LLC

JONATHAN LITT

COREY LORINSKY

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Land & Buildings Investment Management, LLC, together with the other participants named herein (collectively, "Land & Buildings"), has made a definitive filing with the Securities and Exchange Commission ("SEC") of a solicitation statement and an accompanying GOLD request card to be used to solicit requests for the calling of a special meeting of shareholders of Apartment Investment and Management Company, a Maryland corporation (the “Company”).

Item 1: On October 30, 2020, Land & Buildings issued the following press release:

 ISS Supports Land & Buildings’ Call for Special Meeting of AIV Shareholders

ISS Notes Spin-Off Represents an “Irreversible Strategic Decision” Thereby Warranting Special Meeting for Shareholders to Voice Their Opinion

Cites Chairman Terry Considine’s “Potential Conflicts of Interest” in a Post-Spin Structure

Finds that AIV’s Performance – Including Following the Spin-Off Announcement – Raises “Question of Board Credibility with Investors”

Vote on the GOLD Proxy Card Today to Ensure Your Voice is Heard

STAMFORD, Conn. – (October 30, 2020) – Today Land & Buildings Investment Management LLC (together with its affiliates, “Land & Buildings”), a significant shareholder of Apartment Investment and

Management Company (“AIV” or the “Company”) (NYSE: AIV), announced that a leading proxy advisory firm, Institutional Shareholder Services Inc. (“ISS”), has recommended that shareholders vote FOR on the GOLD request card to consent to call a special meeting of the Company’s shareholders (the “Special Meeting,” or the “Meeting”) to hold an advisory vote on AIV’s planned separation of its business into two, separate and distinct, publicly traded companies, Apartment Income REIT (“AIR”) and Aimco, through a reverse spin-off.

In concluding that a Special Meeting is warranted, ISS noted the following1:

•	“Given the certainty of tax and uncertainty of benefit, allowing shareholders to express their views sooner rather than later could be constructive to both sides. If shareholders share L&B’s concerns, that could inform the company that it needs to take steps to allay those concerns.”

•	“On balance, the strategic questions appear sufficiently weighty, particularly in the context of an irreversible strategic decision and tax bill, that shareholder consent FOR the proposal to call a special meeting is warranted.”

•	“[T]here are several corporate governance concerns, particularly as it relates to shareholder rights… The above concerns, combined with the chairman's potential conflicts of interest both as a unit holder and as the expected chairman of both entities post spin-off, whether perceived or actual, suggest that improving shareholders' ability to voice their opinions would benefit all constituents.”

1 Permission to quote ISS was neither sought nor obtained. Emphases added.

ISS also commented on AIV’s performance and lack of credibility with investors, writing:

•	“AIV's uninspiring share price performance since the announcement raises the question of board credibility with investors.”

•	“Looking at longer term trends, it appears that the market has long been unconvinced by the company's results.”

•	“The stock underperformance before and after the announcement of the proposed spin-off is puzzling in light of the board's assertion that it is unlocking shareholder value and that it frequently interacts with shareholders, including engaging with more than 70 percent of outstanding shares in 2020, and raises the questions of shareholders' true support for the board's strategy and this particular transaction.”

Jonathan Litt, Land & Buildings Founder & Chief Investment Officer, stated: “We are pleased that ISS agrees that AIV shareholders deserve to voice their opinion on what we believe is an enormously value destructive spin-off. As we have consistently stated, this would be a non-binding vote but would be highly instructive for the Company as it considers potential paths forward.

Notably, Chairman and CEO Considine continues to demonstrate his blatant disregard for shareholders, as is laid bare in the Company’s announcement last night (in its Q3 earnings press release) that it made a $50 million unrelated investment in a Life Science business affording him the opportunity to be associated with highly regarded Life Science executives at the expense of AIMCO shareholders, in our view.

We look forward to continuing to make our case to shareholders to ensure that such an irreversible and harmful transaction cannot proceed without a vote.”

Media Contact:
Sloane & Company
Dan Zacchei / Joe Germani
Dzacchei@sloanepr.com / JGermani@sloanepr.com

Innisfree M&A Incorporated:

Scott Winter / Gabrielle Wolf

(212) 750-5833

Item 2: Also on October 30, 2020, Land & Buildings posted the following materials to https://aimhighaiv.com/:

Item 3: Also on October 30, 2020, Land & Buildings published the following messages on Twitter:

Item 4: Also on October 30, 2020, Land & Buildings published the following messages on LinkedIn: